Prospectus Supplement No. 1 (To Prospectus dated September 26, 2024)	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-282104

Raphael Pharmaceutical Inc.

Up to 5,787,027 of shares of Common Stock

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) supplements the prospectus dated September 26, 2024 (the “Final Prospectus”), relating to the offer and sale by the selling security holders named therein of up to 5,787,027 shares of our common stock, par value $0.01 per share.

This Prospectus Supplement contains the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 that we filed with the U.S. Securities and Exchange Commission on November 14, 2024. This Prospectus Supplement should be read in conjunction with, and may not be utilized without, the Final Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Final Prospectus, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement No. 1 dated November 14, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: September 30, 2024

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from           to

Commission file number: 000-53002

Raphael Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Nevada	26-0204284
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4 Lui Paster Street

Tel Aviv-Jaffa, Israel 6803605

(Address of principal executive offices)

(Zip Code)

(+972) 52-775-5072

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares of the registrant’s common stock, $0.01 par value, outstanding as of November 11, 2024: 18,701,418.

i

Item 1. Financial Statements

RAPHAEL PHARMACEUTICAL INC. AND ITS SUBSIDIARY

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2024

UNAUDITED

U.S. DOLLARS IN THOUSANDS

- - - - - - - - - - -

RAPHAEL PHARMACEUTICAL INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

U.S dollars in thousands (except for share and per share data)

	As of September 30,	As of December 31,
	2024	2023
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$40	$230
Other current assets	9	107

Total current assets	49	337

Fixed assets, net	2	2

Total assets	$51	$339

Liabilities and stockholders’ equity

Current liabilities:
Other account payables and accrued expenses	537	34
Payable to related party	130	38

Total current liabilities	667	72

Stockholders’ equity (deficit):
Common stock, $0.01 par value:

Authorized: 50,000,000 shares at September 30, 2024, and 21,020,560 shares at December 31, 2023;

Issued and outstanding: 18,701,418 and 18,502,918 at September 30, 2024 and December 31, 2023, respectively;	187	185
Additional paid-in capital	7,631	7,392
Accumulated deficit	(8,434)	(7,310)

Total stockholders’ equity (deficit)	(616)	267

Total liabilities and stockholders’ equity	$51	$339

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

RAPHAEL PHARMACEUTICAL INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE LOSS

U.S dollars in thousands (except for share and per share data)

	Nine months ended September 30,		Three months ended September 30,
	2024	2023	2024	2023
	Unaudited		Unaudited

Research and development expenses	$565	$917	$162	$510

General and administrative expenses	550	489	157	219

Operating loss	1,115	1,406	319	729

Total financial expense (income), net	9	(*)	7	(4)

Net loss	1,124	1,406	326	725

Basic and diluted net loss per share	0.06	0.09	0.01	0.04

Weighted average number of shares of common stock used in computing basic and diluted net loss per share	18,646,942	16,174,658	18,701,418	16,444,399

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

RAPHAEL PHARMACEUTICAL INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)

U.S dollars in thousands (except for share and per share data)

	Common stock			Additional paid-in	Accumulated	Total
	Number	Amount		capital	deficit	equity
Balance as of January 1, 2024	18,502,918	$185		$7,392	$(7,310)	$267

Issuance of common stock and warrants	158,500	2		178	-	180
Issuance of common stock in exchange for services	40,000	(*	)	61	-	61
Net loss	-	-		-	(798)	(798)

Balance as of June 30, 2024	18,701,418	$187		$7,631	$(8,108)	$(290)

Net loss	-	-		-	(326)	(326)

Balance as of September 30, 2024	18,701,418	187		$7,631	$(8,434)	$(616)

(*)	Less than 1 thousand.

	Common stock		Additional paid-in	Accumulated	Total
	Number	Amount	capital	deficit	equity
Balance as of January 1, 2023	15,624,040	$157	$5,975	$(6,026)	$106

Issuance of common stock and warrants	543,128	5	309	-	314
Issuance of common stock in exchange for services	201,000	2	198	-	200
Net loss	-	-	-	(681)	(681)

Balance as of June 30, 2023	16,368,168	$164	$6,482	$(6,707)	$(61)

Issuance of common stock and warrants	1,734,250	17	694	-	711
Net loss	-	-	-	(725)	(725)

Balance as of September 30, 2023	18,102,418	181	$7,176	$(7,432)	$(75)

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

RAPHAEL PHARMACEUTICAL INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

U.S dollars in thousands (except for share and per share data)

	Nine months ended September 30,
	2024	2023
Cash flows from operating activities

Net loss	$(1,124)	$(1,406)
Adjustments to reconcile net loss to net cash used in operating activities:

Share-based payment in exchange for services	61	-
Depreciation	(* )	(* )

Changes in:
Other current assets	(2)	40
Account payables and related party	595	251

Net cash used in operating activities	(470)	(1,115)

Cash flows from financing activities

Issuance of common stock and warrants	280	1,126
Advance payment on account of shares	-	-
Net cash provided by financing activities	280	1,126

Change in cash and cash equivalents	(190)	11
Cash and cash equivalents at the beginning of the period	230	288

Cash and cash equivalents at the end of the period	$40	$299

(*)	Less than 1 thousand.

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

RAPHAEL PHARMACEUTICAL INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

U.S dollars in thousands (except for share and per share data)

NOTE 1:- GENERAL

a.	Raphael Pharmaceutical Inc. (formerly Easy Energy, Inc.) (the “Company”) was incorporated under the laws of the State of Nevada on May 17, 2007. The Company is headquartered in Tel Aviv-Jaffa, Israel. From April 1, 2011 until December 31, 2019, the Company was not active.

On October 8, 2020, the Company and its stockholders entered into a Share Exchange Agreement (the “Share Exchange”) with an Israeli pharmaceutical company (“Raphael”), according to which, among other matters, all shareholders of Raphael will sell and convey the entire holdings in Raphael to the Company such that following the Share Exchange, the shareholders of Raphael will hold 90% of the issued and outstanding common stock of the Company, and the existing shareholders of the Company will hold the remaining 10% of the issued and outstanding common stock.

On May 14, 2021, the Company’s board of directors and stockholders approved a 1-for-100 reverse split of the Company’s common stock, which was implemented and became effective as of May 14, 2021. The reverse split combined each one hundred (100) shares of the Company’s issued and outstanding common stock into one share of common stock. No fractional shares were issued in connection with the reverse split, and any fractional shares resulting from the reverse split were rounded up to the nearest whole share.

On May 14, 2021, Raphael and the Company completed the Share Exchange pursuant to which 9,459,253 common stock were issued to the shareholders of Raphael so that they became the holders of 90% of the issued and outstanding common stock of the Company immediately after the Share Exchange while the Company’s shareholders held, following the Share Exchange, 1,051,028 common stock which represents 10% of the Company. On May 19, 2021, as agreed by the parties to the Share Exchange, the Company changed its name to Raphael Pharmaceutical Inc. Following such Share Exchange, Raphael’s activities are the sole activities of the Company.

The Share Exchange was accounted for as a reverse recapitalization which is outside the scope ASC 805, “Business Combinations” (“ASC 805”), as the Company, the legal acquirer, is considered a non-operating public shell, and is therefore not a business as defined in ASC 805. As the shareholders of Raphael received the largest ownership interest in the Company, Raphael was determined to be the “accounting acquirer” in the Share Exchange. As a result, the historical financial statements of the Company were replaced with the financial statement of Raphael for all periods presented.

The Company’s common stock began public trading on the over-the-counter market in the U.S. in January 2023 under the symbol “RAPH”.

b.	Going concern and management plans

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Since its inception, the Company has devoted substantially all of its efforts to research and development, clinical trials, and raising capital. The Company is still in its development and clinical stage and has not yet generated revenues. The extent of the Company’s future operating losses and the timing of becoming profitable are uncertain. As of September 30, 2024, the Company’s accumulated deficit was $8,434. The Company has funded its operations to date primarily through equity financing and the issuance of a loan. Additional funding will be required to complete the Company’s research and development and clinical trials, to attain regulatory approvals, to begin the commercialization efforts of the Company’s product and to achieve a level of sales adequate to support the Company’s cost structure.

RAPHAEL PHARMACEUTICAL INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

U.S dollars in thousands (except for share and per share data)

NOTE 1:- GENERAL (Cont.)

Management’s plans include, but are not limited to, raising capital in the United States. There can be no assurance that it will be able to successfully raise additional financing, including in a public offering, or obtain additional financing on a timely basis or on terms acceptable to the Company, or at all.

Management expects that the Company will continue to generate losses from the development, clinical development and regulatory activities of its product, which will result in negative cash flow from operating activity. This has led management to conclude that substantial doubt about the Company’s ability to continue as a going concern exists in the event that additional funding does not occur. If such sufficient financing is not received timely, the Company will not have sufficient cash flows and liquidity to finance its business operations as currently contemplated and would then need to pursue a plan to license its assets, seek to be acquired by another entity, cease operations and/or seek bankruptcy protection. The Company’s financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

These unaudited interim financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2023. The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2023, are applied consistently in these interim financial statements.

NOTE 3:- UNAUDITED INTERIM FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of U.S. Securities and Exchange Commission Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included (consisting only of normal recurring adjustments except as otherwise discussed). For further information, reference is made to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Operating results for the nine months ended September 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024.

NOTE 4:- SHAREHOLDERS’ EQUITY

a.	In January 2024, the Company and certain investors signed an investment agreement according to which the investors transferred $80 and the Company issued 58,500 shares.

b.	In January 2024, the Company signed an agreement to raise $100 and to issue 100,000 shares of common stock and 100,000 warrants to purchase common stock at an exercise price of $1 per share to certain investor of the Company. The warrants are exercisable until December 31, 2024.

c.	In January 2024, the Company received $50 from certain shareholder as part of shareholders’ warrants exercise which occurred in December 2023.

d.	In May 2024, the Company issued 40,000 shares in connection with service agreement with certain service provider.

e.	On June 26, 2024, the Company increased the number of authorized shares of common stock, $0.01 par value per share, from 21,020,560 shares to 50,000,000 shares.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying condensed consolidated financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q.

On May 14, 2021, Raphael Pharmaceutical Ltd., an Israeli company, and Easy Energy, Inc., a Nevada corporation, completed a share exchange agreement, or the Share Exchange, pursuant to which the shareholders of Raphael Pharmaceutical Ltd. became the holders of 90% of the issued and outstanding share capital of Easy Energy, Inc., while Easy Energy, Inc.’s shareholders hold, following the share exchange, 10% of Easy Energy, Inc. On May 19, 2021, as agreed by the parties to the Share Exchange, Easy Energy, Inc. changed its name to Raphael Pharmaceutical Inc. Unless otherwise mentioned or unless the context requires otherwise, when used in this Quarterly Report, the terms “Raphael,” “Company,” “we,” “us,” and “our” refer to Raphael Pharmaceutical Inc. and its subsidiary, Raphael Pharmaceutical Ltd., or Raphael Israel. References to Easy Energy are to Easy Energy, Inc. Unless otherwise mentioned or unless the context requires otherwise, the information provided in this Quarterly Report on Form 10-Q relates to Raphael Israel.

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	the regulatory pathways that we may elect to utilize in seeking U.S. Food and Drug Administration, or FDA, European Medicines Agency, or EMA, and other regulatory approvals, if any;

●	obtaining (and the cost thereof) FDA and EMA approval of, or other regulatory action in Europe or the United States and elsewhere with respect to our product candidates;

●	the commercial launch and future sales of our product candidates and our advancement of product candidates for other indications in our pipeline;

●	the potential cost of our rheumatoid arthritis product candidate, or RA and RA product candidate, respectively, for patients;

●	our expectations regarding the timing of commencing clinical trials;

●	our expectations regarding the supply of the active pharmaceutical ingredient for our product candidates;

●	third-party payor reimbursement for our product candidates;

●	our estimates regarding anticipated expenses, capital requirements and our needs for additional financing;

●	completion and receiving favorable results of clinical trials for our product candidates; and

●	the filing by us, and the subsequent issuance of patents to us, by the U.S. Patent and Trademark Office and other governmental patent agencies.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see “Item 1A. Risk Factors” for additional risks that could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all the risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this Quarterly Report are based on information available to us on the date of this Quarterly Report. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this Quarterly Report.

In this Quarterly Report, unless otherwise specified, all dollar amounts are expressed in United States dollars. Except as otherwise indicated by the context, references in this Quarterly Report to “Raphael,” “Company”, “we,” “us” and “our” are references to Raphael Pharmaceutical Inc., a Nevada corporation, together with its consolidated subsidiaries.

Overview

We are a pharmaceutical drug research and development company focused on the discovery and clinical development of life-improving drug therapies based on cannabinoids, including cannabidiol, or CBD. Unless indicated otherwise, we plan on using oil derived from CBD strains with low levels of Tetrahydrocannabinol, or THC. All references to the use of CBD in our product candidates refer to CBD strains with less than 0.3% of THC.

We are currently in the pre-clinical development stage for our lead product candidate, our RA product candidate for the treatment of RA. In addition, we are aiming to develop a pharmaceutical drug product for the treatment of hyperinflammatory syndrome and lung inflammation related to COVID-19. At Rambam Health Care Campus, or Rambam Hospital, we have successfully completed preclinical studies on human-derived immune cells and mouse models for both the COVID-19 and RA products.

In November 2022, we submitted a proposal to the Ministry of Health of Israel, or MOH for a clinical trial of a cannabis-based drug intended to alleviate the deterioration of COVID-19 patients.

On February 9, 2022, we filed an application for a clinical trial with the Medical Cannabis Unit of the Ministry of Health of Israel, or MOH. On February 16, 2022 we submitted an application with the Helsinki Committee at Rambam Hospital for a clinical trial in COVID-19 patients.

On March 27, 2023, the Israel Ministry of Health, or MOH, accepted our proposal for a clinical trial aimed at preventing the deterioration of hospitalized COVID-19 patients.

In April 2024 we began a proof-of-concept clinical trial in the United States, leveraging insights from the pre-clinical experiments it has conducted at the Rambam Hospital. This proof-of-concept clinical trial aims to evaluate the efficacy of Cannabigerol in patients with active RA. The estimated timeline to finalize such proof-of-concept clinical trial is six months from the recruitment of the first participant.

We have engaged with MindMate, Inc./ dba Citruslabs (“Citruslabs”) to oversee such proof-of-concept clinical trial. Our collaboration with Citruslab underscores our dedication to conducting such proof-of-concept clinical trial in accordance with applicable industry standards and regulations, including the International Conference on Harmonisation Good Clinical Practice guidelines, and dedication to bringing treatments to fruition and improving the lives of individuals affected by RA. This milestone represents a significant stride forward in our mission to pioneer innovative solutions for managing RA and underscores its commitment to driving advancements in medical research, addressing the unmet needs of patients.

As we move forward, our focus will be on further investigating and refining the formula through continued pre-clinical research. Our goal is to ensure that the formula meets all the necessary standards and regulations set forth by the FDA, allowing us to progress towards clinical treatments.

Our vision is to emerge as a pioneering company at the forefront of formulating pharmaceutical drugs that harness the potential of purified cannabinoids and full-spectrum CBD oil. Our primary mission is to cater to the unmet medical requirements of patients grappling with various disorders, with a particular focus on conditions linked to inflammation, such as chronic lung inflammation, RA and COVID-19.

By leveraging our expertise in this field, we are committed to providing innovative solutions to improve the lives of those afflicted with these challenging medical conditions. Through our dedication to research, development, and compassionate care, we aim to contribute significantly to the well-being of patients worldwide, offering them much-needed relief and hope for a better future.

In order to achieve our goal, we have and will continue to build an experienced team of senior executives and scientists, with experience in all facets of pharmaceutical research and development, drug formulation, clinical trial execution and regulatory submissions. We intend to leverage the knowledge of our team in order to complete the clinical trials needed to receive approvals of our product candidates from applicable regulatory authorities.

Initially, we intend to obtain approvals for our product candidates from the FDA and the Medical Cannabis Unit of the Israeli Ministry of Health, or MOH. Upon obtaining FDA approvals, or in the event that we are not successful in obtaining such approvals, we intend to apply for EMA and other countries’ governmental regulatory agencies approvals for our product candidates. If we are successful in obtaining FDA approvals for our product candidates, we intend to enter into royalty agreements with good manufacturing practice, or GMP, approved medical manufactures and distributors, having them using our medical formulas for the purpose of growing, cultivating, manufacturing, and distributing Raphael Pharmaceutical medical indications in their designated territories.

For this purpose, in October 2022, we entered into an agreement with the Medical Cannabis Research Center at Rambam Health Care Campus, and Rambam MedTech for the development of a new, patentable formulation that combines purified cannabinoids to treat rheumatoid diseases.

The overall objective of this study is to identify a novel cannabinoid based patentable formulation to treat Rheumatoid diseases. Specifically, to investigate combination of purified cannabinoids to downregulate inflammation related to Rheumatoid diseases. We propose to base our study on data derived from Dr. Igal Louria-Hayon’s studies (Helsinki # 0442-20-RMB) on the evaluation of the immune regulation properties of cannabinoids on the immune system and the data derived from the cannabinoids receptors study (Helsinki # 0331-20-RMB). We will analyze the activation of cannabinoid receptors on mouse models and will study the role of purified cannabinoid as a potential to develop a novel patentable formulation to treat RA.

Our discovery platform currently focuses the use of CBD oil, one of the cannabinoids in cannabis plants, as the active pharmaceutical ingredient, or API, for our RA product candidate and COVID-19 product candidate. Research results published in 2018 (“Translational Investigation of the Therapeutic Potential of Cannabidiol (CBD): Toward a New Age”) has shown that there may be benefits to treading medical conditions, or their effects, with cannabinoids, and more specifically, with CBD, which may help reduce chronic pain by impacting endocannabinoid receptor activity, reducing inflammation and interacting with neurotransmitters. This research has also shown that CBD may have neuroprotective properties, and could have the ability to (i) reduce anxiety and depression, (ii) alleviate cancer-related symptoms, (iii) reduce acne and (iv) benefit heart health.

Critical Accounting Estimates

Our financial statements are prepared in accordance with U.S. GAAP. There are no critical accounting estimates for the years ended December 31, 2023, and 2022. Also, please see Note 2 of Part I, Item 1 of this Quarterly Report on Form 10-Q for the summary of significant accounting policies.

Results of Operations

Three months ended September 30, 2024, compared to the three months ended September 30, 2023

Revenues. We had no revenues during the three months ended September 30, 2024, and September 30, 2023.

Research and Development Expenses. Our research and development expenses totaled $162,000 for the three months ended September 30, 2024, representing a decrease of $348,000, or 68.2%, compared to $510,000 for the three months ended September 30, 2023. The decrease was primarily attributable to higher expenses in 2023 associated with our pre-clinical activities at Rambam Hospital.

General and Administrative Expenses. Our general and administrative expenses totaled $157,000 for the three months ended September 30, 2024, representing a decrease of $62,000, or 28.3%, compared to $219,000 for the three months ended September 30, 2023. The decrease was primarily due to decrease in professional services expenses in the third quarter of 2024.

Operating Loss. Our operating loss totaled $319,000 for the three months ended September 30, 2024, representing a decrease of $410,000, or 56.2%, compared to $729,000 for the three months ended September 30, 2023. The decrease was primarily due to the decrease in our research and development expenses and a decrease in our general and administrative expenses.

Financial expense (income), net. We recognized financial expense, net, of $7,000 for the three months ended September 30, 2024, representing a decrease of $11,000, or 275,000%, compared to financial income, net of $4,000 for the three months ended September 30, 2023. The decrease was primarily due to exchange rate differences.

Net Loss. As a result of the foregoing, our net loss totaled $326,000 for the three months ended September 30, 2024, representing a decrease of $399,000, or 55.0%, compared to $ 725,000 for the three months ended September 30, 2023. The decrease was primarily due to decrease in our operating expenses.

Nine months ended September 30, 2024 compared to the Nine months ended September 30, 2023

Revenues. We had no revenues during the nine months ended September 30, 2024 and September 30, 2023.

Research and Development Expenses. Our research and development expenses totaled $565,000 for the nine months ended September 30, 2024, representing a decrease of $352,000 or 38.4%, compared to $917,000 for the nine months ended September 30, 2023. The decrease was primarily attributable to higher expenses in 2023 associated with our pre-clinical activities at Rambam Hospital.

General and Administrative Expenses. Our general and administrative expenses totaled $550,000 for the nine months ended September 30, 2024, representing an increase of $61.000, or 12.4%, compared to $489,000 for the nine months ended September 30, 2023. The increase was primarily due to increase in professional services for investor relations in the second quarter of 2024.

Operating Loss. Our operating loss totaled $1,115,000 for the nine months ended September 30, 2024, representing a decrease of $291,000, or 20.7%, compared to $1,406,000 for the nine months ended September 30, 2023. The decrease was primarily due to the decrease in our research and development expenses.

Financial Expense, net. We recognized financial expense, net of $9,000 for the nine months ended September 30, 2024, representing an increase of $9.000, or 100%, compared to immaterial expenses for the nine months ended September 30, 2023. The increase was primarily due to exchange rate differences.

Net Loss. As a result of the foregoing, our net loss totaled $1,124,000 for the nine months ended September 30, 2024, representing a decrease of $282,000, or 20.0%, compared to $1,406,000 for the nine months ended September 30, 2023. The decrease was primarily due to the decrease in our research and development expenses.

Liquidity and Capital Resources

Since inception, we have funded our operations primarily through our founder’s capital and capital received from Easy Energy, Inc. As of September 30, 2024, we had $40,000 in cash and cash equivalents and have invested most of our available cash funds in ongoing cash accounts.

Net cash used in operating activities was $470,000 for the nine months period ended September 30, 2024, compared with net cash used in operating activities of $1,115,000 for the corresponding period in 2023. The $645,000 decrease in the net cash used in operating activities during the nine months period ended September 30, 2024, compared to the same period in 2023, was primarily due to a decrease in Company’s net loss for the period in the amount of $282,000 and an increase in account payables and related party of $344,000.

There was no net cash used in investing activities for the nine months period ended September 30, 2024 and for the same period in 2023.

Net cash provided by financing activities for the nine months period ended September 30, 2024 was $280,000 compared to $1,126,000 for the same period in 2023. The decrease in net cash provided by financing activities during the nine months period ended September 30, 2024 compared to the corresponding period in 2023 was mainly due to a decrease in funds received from issuance of shares and warrants and proceeds received from exercise of warrants.

Off Balance Sheet Arrangements

Rambam Research Agreement

On July 17, 2019, we entered into a sponsored research agreement, or the Research Agreement, with Rambam MT, pursuant to which the Company agreed to fund a research project, to be performed by Rambam MD, with a research plan aimed at identifying the effects of different cannabis strains on the function of immune cells. On October 28, 2020, the Company and Rambam MT agreed to expand the research plan to study the anti-inflammatory activities of cannabis extracts in an RA mouse model. On February 15, 2021, the Company and Rambam MT agreed to further expand the research plan to study the effect of cannabis extracts on the immunopathology of the COVID-19 disease. The Sponsored Researched Agreement is for an initial term of 48 months. On October 23, 2022, the Company and Rambam MT entered into a supplement to the Research Agreement, or the Supplement Agreement, pursuant to which the Company exercised an option to extend the Research Agreement by additional two years until December 31, 2024.

Pursuant to the Research Agreement, we agreed to pay Rambam MT $1.4 million in four equal payments, due on the first day of August on each successive year from 2019 through 2022. Pursuant to the Supplement Agreement, we agreed to pay Rambam MT $960,000 plus VAT in four biannual payments from May 2023 through December 2024. Furthermore, in accordance with the terms of the Research Agreement, we and Rambam MT will have joint ownership of any intellectual property (IP) created as a result of research programs covered by such agreement. In connection with the Research Agreement, Rambam MT agreed not to work, study or develop any technologies with other entities that compete with our work with Rambam MT for our COVID-19 product candidate or RA product candidate for a term of three and seven years, respectively, from the end of the parties’ collaboration with respect to the COVID-19 product candidate and seven years from the end of the term of the Research Agreement with respect to the RA product candidate.

Subject to commercial sales of any product candidate using the IP created as a part of the research covered by such agreement, Raphael Israel is required to pay Rambam MT a royalty in an amount equal to 6% of all net sales, subject to certain deductions, such as taxes paid by any purchaser, transportation and shipping costs, and other customary deductions.

On December 25, 2023, the Company received an extension to pay the remaining $350,000 pursuant to the Research Agreement until the end of June 2024. As of May 15, 2024, the Company has made all four of the four equal payments due pursuant to the Research Agreement, for a total amount of $1.4 million and $120,000 for the Supplement Agreement.

Way of Life Cannabis Agreement

In October 2020, Raphael Israel entered into an engagement agreement with Wolc, pursuant to which, subject to its completing the Share Exchange with Easy Energy, Raphael Israel will be provided with up to 15 liters of CBD oil, from a strain of cannabis during a term of 18 months, to be provided in two to three deliveries of between one to seven milliliters of CBD oil. In accordance with Raphael Israel’s agreement with Wolc, Raphael Israel has agreed to issue to certain persons affiliated with Wolc 3% of Raphael’s issued and outstanding share capital as of the date of the Share Exchange, to be provided in three equal issuances; provided, however, that such persons may elect to receive a cash payment of $100,000 instead of any one issuance of Raphael’s shares. In addition to the issuance of shares, Raphael Israel has also agreed to pay Wolc a royalty fee equal to 15% of the net royalties generated from sales of Raphael Israel’s pharmaceutical drug products that are developed at Rambam hospital in Israel.

On July 27, 2022, we issued 100,500 shares of common stock to Wolc in connection with the engagement agreement. The value of such issued shares was based on the value of the service provided, which amounted to $100,000. In June 2023, we issued the remaining 201,000 shares of common stock to Wolc in connection with the services agreement dated October 2020.The value of the shares issued was based on the value of the service provided, which amounted to $200,000.

Except for the above, we have not engaged in any off-balance sheet arrangements, such as the use of unconsolidated subsidiaries, structured finance, special purpose entities or variable interest entities.

We do not believe that our off-balance sheet arrangements and commitments have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Current Outlook

We have financed our operations to date primarily through proceeds from our founder’s capital and issuance of shares and warrants. We have incurred losses and generated negative cash flows from operations since inception. To date we have not generated revenue, and we do not expect to generate significant revenues from the sale of our products in the near future.

We do not believe that our current cash on hand will be sufficient to fund our projected operating requirements. This raises substantial doubt about our ability to continue as a going concern. At this time, there is no guarantee that we will be able to obtain an adequate level of financial resources required for the short and long-term support of our operations or that we will be able to obtain additional financing as needed, or meet the conditions of such financing, or that the costs of such financing may not be prohibitive. These conditions raise substantial doubt about our ability to continue as a going concern for a period within one year from the date of the financial statements included elsewhere in this Quarterly Report.

As of September 30, 2024, our cash and cash equivalents were $40,000. We believe that our existing cash and cash equivalents will not be sufficient to fund our projected cash requirements through the end of the year. Therefore, we will require significant additional financing in the near future to fund our operations. We currently anticipate that we will require approximately $0.8 million for research and development activities over the course of the next 12 months. We also anticipate that we will require approximately $0.6 million for capital expenditures over such 12-month period, which consists primarily of expenditures for clinical trials and general Company operating costs.

In addition, our operating plans may change as a result of many factors that may currently be unknown to us, and we may need to seek additional funds sooner than planned. Our future capital requirements will depend on many factors, including:

●	our research and development efforts, including our ability to finish research and development projects or product development within the allotted or expected timeline;

●	the cost, timing and outcomes of seeking to commercialize our products in a timely manner;

●	our ability to generate cash flows;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

Until we can generate significant revenues, if ever, we expect to satisfy our future cash needs through our existing cash, cash equivalents and short-term deposits, loans, or debt or equity financings. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to, one or more applications of our products. This may raise substantial doubts about our ability to continue as a going concern.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Not applicable.

Item 4. Controls and Procedures

Management’s Conclusions Regarding Effectiveness of Disclosure Controls and Procedures

As of September 30, 2024, we conducted an evaluation, under the supervision and participation of management including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Securities Exchange Act of 1934, as amended). There are inherent limitations to the effectiveness of any system of disclosure controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives.

Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective at the reasonable assurance level as of September 30, 2024.

Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the fiscal quarter ended September 30, 2024, that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even internal controls determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error, and the risk of fraud. The projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies may deteriorate. Because of these limitations, there can be no assurance that any system of internal control over financial reporting will be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.

This Quarterly Report does not include an attestation report of the company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the company’s registered public accounting firm pursuant to rules of the Commission that exempt from this requirement issuers that are neither accelerated filers nor large accelerated filers.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

There have been no material changes to our legal proceedings as described in “Item 3. Legal Proceedings” in our Annual Report on Form 10-K, as filed with the SEC on March 28, 2024.

Item 1A. Risk Factors

There have been no material changes to our risk factors from those disclosed in “Item 1A. Risk Factors” in our Annual Report on Form 10-K, as filed with the SEC on March 28, 2024.

Item 6. Exhibits

EXHIBIT INDEX

Exhibit No.	Description
31.1*	Certification of Principal Executive Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a).

31.2*	Certification of Principal Financial Officer Pursuant to Securities Exchange Act Rules 13a-14(a) and 15(d)-14(a).

32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350.

32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350.

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAPHAEL PHARMACEUTICAL INC.

Date: November 14, 2024	By:	/s/ Shlomo Pilo
	Name:	Shlomo Pilo
	Title:	Chief Executive Officer (Principal Executive Officer)

Date: November 14, 2024	By:	/s/ Guy Ofir
	Name:	Guy Ofir
	Title:	Chief Financial Officer (Principal Financial Officer)

Exhibit 31.1

CERTIFICATION PURSUANT TO RULE 13a-14(a) AND 15d-14(a)

UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

I, Shlomo Pilo, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Raphael Pharmaceutical Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant ‘s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2024	By:	/s/ Shlomo Pilo
Shlomo Pilo
Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO RULE 13a-14(a) AND 15d-14(a)

UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

I, Guy Ofir, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Raphael Pharmaceutical Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant ‘s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2024	By:	/s/ Guy Ofir
Guy Ofir
Chief Financial Officer

Exhibit 32.1

CERTIFICATION

PURSUANT TO 18 U.S.C. SECTION 1350

In connection with the quarterly report of Raphael Pharmaceutical Inc., or the Company, on Form 10-Q for the period ended June 30, 2024, as filed with the Securities and Exchange Commission on the date hereof, or the Report, I, Shlomo Pilo, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, that to my knowledge:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 14, 2024	/s/ Shlomo Pilo
Shlomo Pilo
Chief Executive Officer

Exhibit 32.2

CERTIFICATION

PURSUANT TO 18 U.S.C. SECTION 1350

In connection with the quarterly report of Raphael Pharmaceutical Inc., or the Company, on Form 10-Q for the period ended June 30, 2024, as filed with the Securities and Exchange Commission on the date hereof, or the Report, I, Guy Ofir, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, that to my knowledge:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 14, 2024	/s/ Guy Ofir
Guy Ofir
Chief Financial Officer